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                                   Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Carolina First BancShares, Inc.


We consent to the incorporation by reference in the registration statement (No. 33-63390) on Form S-3 and the registration statement (No. 33-43037) on Form S-8, of Carolina First BancShares, Inc. of our report dated January 20, 1998, relating to the consolidated balance sheets of Carolina First BancShares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997, annual report on Form 10-K of Carolina First BancShares, Inc.



                                             /s/ KPMG Peat Marwick LLP
                                             KPMG PEAT MARWICK LLP

Charlotte, North Carolina
March 27, 1998